Exhibit 5.1

     February 14, 2001

Advanced Digital Information Corporation
11431 Willows Road N.E.
P.O. Box 97057
Redmond, Washington 98073-9757

    We have acted as counsel to Advanced Digital Information Corporation, a Washington corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission, relating to the issuance of up to 10,300,000 shares of common stock, no par value per share, of the Company (the "Common Stock"), in the manner and as set forth in the Agreement and Plan of Merger, dated as of January 30, 2001 (the "Merger Agreement"), by and among the Company, PTech Acquisition, Inc. and Pathlight Technology, Inc. ("Pathlight"). These shares are to be issued as a result of the conversion of shares of stock of Pathlight Technology, Inc. pursuant to the Merger Agreement, and the issuance of these shares is subject to satisfaction or waiver of all conditions to the Merger Agreement. We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

    Based on and subject to the foregoing, we are of the opinion that, following the effectiveness of the Registration Statement, in accordance with the terms of the Merger Agreement, the Common Stock, when issued, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments and to the reference to our firm in the Proxy Statement/Prospectus of the Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,
                      /s/ Perkins Coie LLP